EXHIBIT 11
                        PHYSICIAN COMPUTER NETWORK, INC.
                     COMPUTATION OF INCOME (LOSS) PER SHARE



                                                                     Year Ended
                                                                    December 31,
                                                      -----------------------------------------
                                                          1996          1995            1994
                                                      -----------   ------------    -----------
INCOME (LOSS)
 Net income (loss) before extraordinary item ......   $16,056,246   $(11,500,187)   $ 1,247,219
Extraordinary  loss ...............................          --         (180,000)          --
                                                      -----------   ------------    -----------
Primary and fully diluted net income (loss) .......   $16,056,246   $(11,680,187)   $ 1,247,219
                                                      ===========   ============    ===========

SHARES
 Weighted average Common Stock outstanding ........    49,700,888     40,068,406     34,163,928

  Common Stock issuable upon the exercise
      of outstanding options and warrants .........     4,243,963            (a)      1,470,178

  Common Stock issuable upon the
      conversion of Preferred Stock ...............       363,296            (a)           --
                                                      -----------   ------------    -----------
  Weighted average Common Stock
     outstanding as adjusted ......................    54,308,147     40,068,406     35,634,106
                                                      ===========   ============    ===========

PRIMARY AND FULLY DILUTED:
  Income (loss) before extraordinary item per share   $      0.30   ($      0.29)   $      0.04

  Gain/(loss) from extraordinary item per share ...          --             --             --
                                                      -----------   ------------    -----------
  Net Income (loss) available to Common
     shareholders per share .......................   $      0.30   $      (0.29)   $      0.04
                                                      ===========   ============    ===========


(a) For 1995, common stock equivalents and other dilutive securities were not included as they were anti-dilutive on loss per share.

Note: Fully diluted calculation results in no material dilution for 1996 and 1994 and antidilution of loss per share in 1995.